                                                                                                                Exhibit 10.3

 SALES and MARKETING AGREEMENT

This Marketing and Sales and Marketing Agreement is made effective as of March 23, 2005 by and between PC Products Inc. (“PCPI”) a wholly owned subsidiary of Com-Guard, Inc. (“PCPI”) and Wintergreen Systems (“Wintergreen”), a division of Market Development Specialists, Inc., an Indiana corporation. Com-Guard is the Parent Company and as it pertains to law, is a party to this Agreement.

Under the terms of a Production Agreement, dated the same date as this Marketing and Sales Agreement, PCPI has contracted with Wintergreen to assemble computer hardware (“Computer Systems”) for PCPI, using parts that PCPI either supplies to Wintergreen or parts for which PCPI finances for purchase by Wintergreen (the “Production Agreement”). In addition, Wintergreen will provide certain service, support and warranty work for PCPI pursuant to a Service and Support Agreement dated the same date as this Agreement (the “Service and Support Agreement”). This Marketing and Sales Agreement, the Production Agreement and the Service and Support Agreement (collectively, the “Transaction Agreements”) are each inter-related, and the execution and the ongoing performance of each is a portion of the consideration for Wintergreen and PCPI to enter into each of the Transaction Agreements.

PCPI and Wintergreen now agree as follows:

1.  Recitals. The above recitals are incorporated into this Agreement.

2.  Scope of Work. Wintergreen shall perform as a sales agent for the Computer Systems (as defined in the Production Agreement) on behalf of PCPI. Subject to the provisions of this Agreement, Wintergreen shall control the time, method and delivery of Wintergreen’s sales efforts. Wintergreen shall follow PCPI’s product, service and pricing guidelines. All sales made by Wintergreen are subject to the acceptance or rejection by PCPI. Wintergreen also agrees to use its best reasonable efforts to assist PCPI in all post-sale customer inquiries.

3.  Transfer of Certain Accounts. Wintergreen shall transfer certain of its current customer accounts, listed on the attached Exhibit “A”, to PCPI as discussed in this paragraph. PCPI intends to raise a minimum of $3,000,000 and a maximum of $10,000,000 for the funding of certain purchase orders involved in the transfer of certain named accounts. Wintergreen represents only that it will attempt to transfer accounts to PCPI but when PCPI raises a minimum of $3,000,000 and notifies Wintergreen that the monies are available from the designated Escrow Account, and then Wintergreen will transfer at a minimum the purchase orders in its possession, any new purchase orders and the account named SYX Distributing. PCPI has the absolute right to void and nullify the Transaction Contracts if the accounts and purchase orders have not been transferred or accepted by PCPI. Should the minimum Not be raised in 60 days then Wintergreen has the absolute right to void and nullify the Transaction Contracts. PCPI in no way will assume any prior legal, contract or financial responsibilities of Wintergreen. Any funds raised shall be put into an escrow account that will be used when PCPI has established a vendor account with SYX distributing. Neither party in this agreement will have ANY legal liability if Monies are NOT raised or if accounts are NOT transferred. The date at which the accounts are transferred and the monies are raised shall be known as the Transfer date.

4.  Compensation. Subject to the terms and conditionsforth, PCPI shall pay Wintergreen a fee based on the Gross Profit of the products being sold, produced and serviced by Wintergreen, according to the schedule and definition of Gross Profit as attached on Exhibit “B” (“Sales Fee”). Payment to Wintergreen of the Sales Fee shall be made no later than ten (10) days following the payment to PCPI for the applicable Computer System as contemplated in the sales or purchase order for that Computer System.

5.  Termination. Wintergreen or PCPI may terminate this Agreement, in the event:

a.	Insolvency - the other party shall become insolvent or otherwise generally be unable to pay debts as they come due, or make a general assignment for the benefit of creditors.
b.	Bankruptcy - A petition under any bankruptcy act or similar statute is filed by a creditor of the other party or by the other party and is not vacated within ten (10) days through court order.
c.
Failure to Perform - Wintergreen or PCPI fails to perform according to the Transaction Agreements as previously agreed upon. There shall be a 30 day notice period in writing and a 30 day cure period for any breach.

d.	Other breach - Wintergreen or PCPI may terminate this Agreement if any other Transaction Agreement is terminated for any reason.

6.  Advertising Materials. Wintergreen shall not produce print, copy or issue advertising materials relating to the Products, or Wintergreen’s status as the sales representative of PCPI, without first securing PCPI’s approval of the form and content of such materials, which shall not be unreasonably withheld.

7.  Changes in Products, Allocation, Scheduling. PCPI may change or discontinue its offerings for sale of any of the Products or the trademarks or trade names thereon, or allocate Products among customers during periods of shortages, or schedule production, shipments, and billings in accordance with the best interests of PCPI at any time and from time to time without prior notice to Wintergreen and without incurring any liability to Wintergreen for fees or otherwise. If PCPI does change or discontinue any of the Computer Systems, Wintergreen may elect to sell such systems to accounts other than the transferred accounts. PCPI will provide Wintergreen with Security Software that will be provided with each system that is manufactured for PCPI.

8.  Provisions applicable to Com-Guard. Com-Guard is the Parent Company of PCPI and as it pertains to law, is a party to this Agreement. In addition, Com-Guard agrees to vote the stock of PCPI such that the directors of PCPI elect John Levy, or such other individual(s) as identified by Wintergreen, to hold offices which constitute no less than one-half of the officers of PCPI, unless Wintergreen waives this voting requirement in writing. The officers of PCPI which are identified by Wintergreen shall have management and other responsibilities similar to or greater than those officers elected by PCPI which are not identified by Wintergreen. PCPI anticipates that will continue to provide the financing or direct provision of computer components as necessary, to support the production of the computer systems, as long as practicable.

9.  Indemnification. PCPI shall indemnify and hold Wintergreen harmless from and against any and all claims, obligations, liabilities, damages, losses, expenses or other costs (including reasonable attorneys’ fees and disbursements and the costs of investigation) asserted against or suffered by Wintergreen and resulting directly or indirectly from any breach of any provision of this Agreement by PCPI or any negligent or willful acts or omissions of PCPI.

10.  Force Majeure. Neither PCPI nor Wintergreen shall be liable to the other for any delay in or failure of performance of their respective obligations hereunder if such performance is rendered impossible or impracticable by reason of fire, explosion, earthquake, drought, embargo, war, riot, act of God or of public enemy, an act of governmental authority, agency or entity, or any other similar contingency, delay, failure or cause, beyond the reasonable control of the party whose performance is affected, irrespective of whether such contingency is specified herein or is presently occurring or anticipated by either party. In the event either party is prevented from fulfilling its obligations under this Agreement because of such a force majeure as described herein, both Wintergreen and PCPI shall make every effort to continue to maintain as much as possible the supplier-customer relationship established under this Agreement. However, if PCPI or Wintergreen is unable to meet its obligations hereunder because of the conditions described above, then this Agreement shall be extended by such time period as such conditions exist. As an example, if a condition of force majeure exists for 10 weeks, this Agreement shall be extended by ten weeks and all applicable dates in this Agreement shall be extended by ten weeks. No provision of this Section shall be construed to excuse PCPI from payment of amounts owed Wintergreen under this Agreement.

11.  Assignment. This Agreement is not assignable without the written consent of the other party.

12.  Entire Agreement. This Agreement and the terms and conditions referenced in any purchase order issued by PCPI in connection with this Agreement (to the extent not inconsistent in whole or in part with this Agreement) constitute the entire agreement and understanding between the parties with respect to the subject matters herein and therein, and supersede and replace any and all prior agreements and understandings, whether oral or written, between them with respect to such matters. Both parties agree that the terms and conditions of any Wintergreen or PCPI quotation, offer, acknowledgment or similar document, however designated, shall not apply.

13.  Waiver. The provisions of this Agreement may be waived, altered, amended, or repealed in whole or in part only upon the written consent of PCPI and Wintergreen. The waiver by either party of any breach of this Agreement shall not be deemed or construed as a waiver of any other breach, whether prior, subsequent or contemporaneous, of this Agreement.

14.  Severability. Invalidation of any of the provisions contained herein, or the application of such invalidation thereof to any person, by legislation, judgment or court order shall in no way affect any of the other provisions hereof or the application thereof to any other person, and the same shall remain in full force and effect, unless enforcement as so modified would be unreasonable or grossly inequitable under all the circumstances or would frustrate the purposes hereof.

15.  Counterparts. Section headings contained herein are for ease of reference only and shall not be given substantive effect. This Agreement may be signed in one or more counterparts, each to be effective as an original.

16.  Notices. Any notice required or permitted under this Agreement shall be sufficient if given in writing and delivered personally or by overnight courier service or if mailed, registered or certified mail, postage prepaid, return receipt requested, to the address of such party first set forth above, or at such other address as is specified by a party by like notice

17.  Arbitration. In the event of a dispute arising under this Agreement, such dispute shall be resolved by binding arbitration through submission of the issue to a member of the American Arbitration Association who is chosen by mutual agreement of the parties. If mutual agreement cannot be reached, then each party shall select an arbitrator, and those arbitrators shall select another arbitrator to act as arbitrator for the dispute. Arbitration shall be held in a mutually agreed upon location; if no location shall be agreed upon then arbitration shall be in the venue where the wronging party resides. Expenses of the Arbitration shall be paid as decided.

18.  Term. The initial term of this Agreement shall be five (5) years from the signing of the Transaction Agreements.

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Final PC Products Inc. and Wintergreen Systems Sales and Marketing Contract

The parties now execute this Agreement to be effective as of the date written above.

PC Products, Inc.	Wintergreen Systems, by its parent, Market Development Specialists, Inc.
("PCPI")	("Wintergreen")

By:	By:
Name:	Name:
Title:	Title:

Final PC Products Inc. and Wintergreen Systems Sales and Marketing Contract

EXHIBIT A
(Accounts to Transfer)

SYX Distribution

Other account to be identified by MDS

EXHIBIT B
(Fees)

Gross Profit- for purpose of this Agreement and the Transaction Agreements, Gross Profit will be defined as the difference between Sales Price and the Bill of Material cost of the product (inclusive of freight, insurance , financing fees and license fees) without any other cost added.

Wintergreen shall receive 10% of the Gross profit for the Sales and Marketing portion of the Transaction Agreements.